Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-246197) dated August 14, 2020, as amended, of our report dated April 27, 2021, with respect to the consolidated financial statements of CureVac N.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany
April 27, 2021